Exhibit 99.1

On June 4, 2020, Clarivate Plc filed a final prospectus dated June 3, 2020 with the Securities and Exchange Commission relating to an offering of its ordinary shares. The prospectus included the sections set forth below entitled “Risk Factors”. Capitalized terms used below that are not defined below are used as defined elsewhere in the prospectus, and cross-references in the text below are to other sections of the prospectus.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before you decide to purchase our ordinary shares. If any of the risks discussed in this prospectus actually occurs, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our ordinary shares may decline and you may lose all or part of your investment.

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of content embedded in our databases and those of our competitors, customers’ perception of our products relative to the value that they deliver, user interface of the products and the quality of our overall offerings.

Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain Product Lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from other Internet services companies and search providers.

Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. In order to better serve the needs of our existing customers and to attract new customers, we must continue to:

•	enhance and improve our existing products and services (such as by adding new content and functionalities);

•	develop new products and services;

•	invest in technology; and

•	strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

Our ability to compete successfully is also impacted by the growing availability of information from government information systems and other free sources, as well as competitors who aggressively market their products as a lower cost alternative. See “—Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.” Because some of our competitors are able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products with complementary products as packaged solutions, which could pre-empt use of our products or solutions. Competition from such free or lower cost sources may require us to reduce the price of some of our products and services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.

Certain of our distribution partners have licensing rights to portions of our content for use within their platforms. Over time they may become more directly competitive with us (subject to the terms of their agreements with us) if they were to advance their technology more efficiently and effectively than we do. Additionally, some of our customers may decide to develop independently certain products and services that they obtain from us, including through the formation of consortia. Educating our customers on the intricacies and uses of our products and services could, in certain cases, improve their ability to offer competing products and services as they look to expand their business models. If more of our customers become self-sufficient, demand for our products and services may be reduced. If we fail to compete effectively, our financial condition and results of operations would be adversely affected.

We may not be able to achieve the expected benefits of the DRG acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.

We may not be able to achieve the expected benefits of the DRG acquisition, including anticipated revenue and cost synergies. There can be no assurance that the DRG acquisition will be beneficial to us. We may not succeed in cross-selling our other products and services to DRG’s customer base, or in cross-selling DRG’s products and services to our existing customer base. Moreover, we may not be able to integrate the assets acquired in the DRG acquisition or achieve our expected cost synergies without increases in costs or other difficulties. The integration process may be complex, costly and time-consuming. We expect to incur expenses in connection with the integration of DRG acquisition. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the DRG acquisition may be offset by costs incurred or delays in integrating the businesses. Any unexpected costs or delays incurred in connection with the integration of the DRG acquisition could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the market price of our ordinary shares.

The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. In addition, even if the operations of our business and DRG’s business are integrated successfully, we may not realize the full benefits of the DRG acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses.

Our ability to make specified claims against the seller in the DRG acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the DRG acquisition that we do not discover prior to the expiration date related to such matters under our agreement to acquire DRG.

The market price of our ordinary shares may decline as a result of the DRG acquisition if, among other things, the integration of the entities to be acquired in the DRG acquisition is unsuccessful, if we fail to realize the anticipated cost or revenue synergies, or if the related liabilities, expenses or transaction costs are greater than expected. The market price of our ordinary shares may decline if we do not achieve the perceived benefits of the DRG acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the DRG acquisition on our business, results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants. Furthermore, the DRG acquisition may subject us to new types of risks to which we were not previously exposed.

If our products and services do not maintain and/or achieve broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, our revenues could be adversely affected.

Our business is characterized by rapidly changing technology, evolving industry standards and changing regulatory requirements. Our growth and success depend upon our ability to keep pace with such changes and developments and to meet changing customer needs and preferences. In order to enable our sales personnel to sell new products and services effectively, we must invest resources and incur additional costs in training programs on new products and services and key differentiators and business values.

The process of developing our products and services is complex and may become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems and technologies. Our ability to keep pace with technology and business and regulatory changes is subject to a number of risks, including that we may find it difficult or costly to:

•	update our products and services and develop new products and services quickly enough to meet our customers’ needs;

•	make some features of our products work effectively and securely over the Internet or with new or changed operating systems;

•	update our products and services to keep pace with business, evolving industry standards, regulatory requirements and other developments in the markets in which our customers operate; and

•	integrate or further develop acquired products or technologies successfully or at all.

The items reflected in the adjustments included in Standalone Adjusted EBITDA may not be achieved.

We have made adjustments to net income (loss) to calculate Standalone Adjusted EBITDA. These adjustments reflect certain items related to our transition to a standalone operation since our 2016 separation from Thomson Reuters and other items that we are permitted to add back under the corresponding definitions in our credit facilities and the indenture governing our secured notes due 2026. For example, in calculating Standalone Adjusted EBITDA, we have added back, among other things, the annualization effect of cost savings implementation during the year and excess standalone costs, the impact of the DRG acquisition on our Adjusted EBITDA as if the acquisition had occurred at the beginning of the twelve-month period ended March 31, 2020, certain restructuring and integration costs, acquisition-related costs and other unusual and/or non-recurring items. We cannot provide assurance that our estimates and assumptions in calculating Standalone Adjusted EBITDA will prove to be accurate. For example, we believe that the standalone costs that we have incurred to date and expect to incur through 2020 are not reflective of the standalone costs that we expect that we will incur starting in 2021 and onwards (“steady state standalone costs”). As a result, we have made an adjustment when calculating Standalone Adjusted EBITDA to reflect the excess of current standalone costs to steady state standalone costs. If the actual annualized effect of cost savings we have implemented is less than our estimates, our cost savings initiatives adversely affect our operations or cost more or take longer to implement than we project, our steady state standalone costs are higher than our estimates, and/or if our assumptions prove to be inaccurate, our Standalone Adjusted EBITDA will be lower than we anticipate.

In addition, Standalone Adjusted EBITDA is adjusted, and the corresponding definitions in our credit facilities and the indenture governing our secured notes due 2026 permit us to adjust, for items that would not meet the standards for inclusion in pro forma financial statements under accounting regulations, such as the add-back for the impact of the DRG Acquisition. Some of these adjustments may be considered to be too speculative to merit adjustment under accounting regulations. Although Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indenture, investors should not consider Standalone Adjusted EBITDA as a substitute for analysis of our results of operations and operating cash flows as reported under GAAP or as indicative of our performance for any future period.

The DRG financial information presented herein may not reflect the adoption of all accounting standards that would be required if DRG were part of a U.S. public company during the periods presented.

While DRG’s financial information presented herein is prepared in accordance with GAAP, it may not reflect the adoption of all accounting standards that would be required if DRG were part of a U.S. public company during the periods presented. We cannot assure you that such financial information is adequate to assess the impact of the DRG acquisition on our future financial performance or condition.

We may be unable to achieve some or all of the operational cost improvements and other benefits that we expect to realize.

We may not be able to realize all of the cost savings we expect to achieve. We believe that we will be able to achieve additional annual cost savings as a result of other initiatives, particularly by pursuing a number of operational cost improvements identified during diligence, increased overall focus on cost control as a stand-alone company and certain ongoing restructuring initiatives we plan to undertake. We cannot assure you that we will be able to successfully realize the expected benefits of these initiatives. A variety of risks could cause us not to realize some or all of the expected benefits or cost savings. These risks include, among others, higher than expected standalone overhead expenses, delays in the anticipated timing of activities related to such initiatives, increased difficulty and cost in establishing ourselves as an independent company, lack of sustainability in cost savings over time, unexpected costs associated with operating our business, inability to eliminate duplicative back office overhead or redundant selling and general and administrative functions and inability to avoid labor disruptions in connection with any integration of the foregoing, particularly in connection with any headcount reductions. Our ability to successfully manage organizational changes is important for our future business success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes.

Moreover, our implementation of these initiatives may disrupt our operations and performance, and our estimated cost savings from these initiatives are based on several assumptions that may prove to be inaccurate and, as a result, we cannot assure you that we will realize these cost savings. If, for any reason, the benefits we realize are less than our estimates, or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.

We are dependent on third parties, including public sources, for data, information and other services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

Substantially all of our products and services are developed using data, information or services obtained from third-party providers and public sources, or are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by third-party service providers.

We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredictable price increases and unfavorable licensing terms. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions which could impact our customers’ use of the content. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we were to expand our product and service offerings, whether through organic growth or acquisitions, we may launch products and services that compete with providers that are not currently our competitors, which could negatively impact our existing relationships. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.

We also depend on public sources in the development of our products and services. These public sources are usually free to access or are available at minimal cost, and do not compete directly with our products and services. If such public sources were to begin competing with us directly, or were to increase the cost to access their data, prohibit us from collecting and synthesizing the data they provide or cease existing altogether, our results of operations could be adversely impacted.

Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.

In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example:

•	some governmental and regulatory agencies have increased the amount of information they make publicly available at no cost;

•	several companies and organizations have made certain information publicly available at little or no cost; and

•	“open source” software that is available for free may also provide some functionality similar to that in some of our products.

Public sources of free or relatively inexpensive information may reduce demand for our products and services. Demand could also be reduced as a result of cost-cutting, reduced spending or reduced activity by customers. Our results of operations would be adversely affected if our customers choose to use these public sources as a substitute for our products or services.

We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high annual revenue renewal rate, our results of operations could be adversely affected.

For the twelve months ended March 31, 2020, approximately 82.0% of our revenues were subscription-based. In order to maintain existing revenues and to generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice these arrangements are cancellable and our customers have no obligation to renew their subscriptions after the expiration of their initial subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels and general economic conditions. Our revenues could also decline if a significant number of our customers renewed their arrangements with us, but reduced the amount of their spending.

In addition, because most of the revenues we report in each quarter are the result of subscription agreements entered into or renewed in previous quarters, a decline in subscriptions in any one quarter may not affect our results in that quarter, but could reduce revenues in future quarters. We may not be able to adjust our cost structure in response to sustained or significant downturns in revenues. Moreover, renewal dates for our subscription agreements are typically concentrated in the first quarter. Adverse events impacting us or our customers occurring in the first quarter may result in us failing to secure subscription agreement renewals, which would have a disproportionately adverse effect on our financial condition and results of operations in future periods.

Failure to protect the reputation of our brands may adversely impact our credibility as a trusted source of content and may have a negative impact on our business. In addition, in certain jurisdictions we engage sales agents in connection with the sale of certain of our products and services. It is difficult to monitor whether such agents’ representation of our products and services is accurate. Poor representation of our products and services by agents, or entities acting without our permission, could have an adverse effect on our reputation and our business.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of our products or services, unauthorized disclosure of data or our customers losing confidence in our security measures, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from natural disasters, terrorist attacks, power loss, telecommunications failures and cybersecurity risks.

Our computer systems and those of third parties we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks, both from state-sponsored entities and individual activity, such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. We have implemented certain systems and processes to thwart hackers and protect our data and systems; however, these systems and processes may not be effective and may have the unintentional effect of reducing the functionality of our operations. Any significant disruption to our operations or access to our systems could result in a loss of customers and adversely affect our business and results of operations.

Our ability to effectively use the Internet may also be impaired due to system or infrastructure failures, service outages at third-party Internet providers or increased government regulation, and such impairment may result in shortage of capacity and increased costs associated with such usage. These events may affect our ability to store, process and transmit data and services to our customers.

We collect, store and use public records, IP and sensitive data. In addition, our internal systems contain confidential information, our proprietary business information and personally identifiable information of our employees and customers. A number of our customers and suppliers also entrust us with storing and securing their own confidential data and information. Similar to other global multinational companies that provide services online, we experience cyber-threats, cyber-attacks and other attempts to breach the security of our systems, which can include unauthorized attempts to access, disable, improperly modify or degrade our information, systems and networks, the introduction of computer viruses and other malicious codes and fraudulent “phishing” e-mails that seek to misappropriate data and information or install malware onto users’ computers. Cyber-threats in particular vary in technique and sources, are persistent, frequently change and increasingly are more sophisticated, targeted and difficult to detect and prevent. In particular, our MarkMonitor brand of products, which are used to detect and protect against domain name infringements, have been, and will continue to be, the target of cyber-attacks due to the nature of the offering they provide.

Under the transition services agreement with Thomson Reuters, we relied on dedicated Thomson Reuters personnel who were responsible for maintaining appropriate levels of cyber-security for products and services hosted in Thomson Reuters data centers. In order to comply with Thomson Reuters’ system access requirements and procedures, only Thomson Reuters’ information security personnel could provide support for products and services hosted in Thomson Reuters data centers. We have gradually transitioned away from this arrangement and hired our own information security personnel. These information security personnel are still relatively new to us and may not be able to provide the same level of support that Thomson Reuters personnel previously provided. We also utilize third-party technology, products and services to help identify, protect and remediate our information technology systems and infrastructure against security breaches and cyber-incidents. However, our measures may not be adequate or effective to prevent, identify or mitigate attacks or breaches caused by employee error, malfeasance or other disruptions. In addition, we rely on a system of internal processes and software controls, along with policies, procedures and training to protect the confidentiality of customer data. If we fail to maintain the adequacy of our internal controls, if an employee, consultant or third-party provider purposely circumvents or violates our internal controls, policies or procedures or if we fail to adequately address the requirements of our customers’ internal controls, policies or procedures, as a result of contractual requirements or otherwise, then unauthorized access to, or disclosure or misappropriation of, customer data could occur.

Any fraudulent, malicious or accidental breach of data security could result in unintentional disclosure of, or unauthorized access to, customer, vendor, employee or other confidential or sensitive data or information, which could potentially result in additional costs to our company to enhance security or to respond to occurrences, lost sales, violations of privacy or other laws, notifications to individuals, penalties or litigation. While we maintain what we believe is sufficient insurance coverage that may (subject to certain policy terms and conditions including self-insured deductibles) cover certain aspects of security and cyber-risks and business interruption, our insurance coverage may not cover all costs or losses. Additionally, any fraudulent, malicious or accidental breach of data security could result in our disclosing valuable trade secrets, know-how or other confidential information. Media or other reports of perceived security vulnerabilities to our systems or those of our third-party suppliers, even if no breach has been attempted or occurred, could also adversely impact our brand and reputation and cause customers to lose confidence in our security measures and reliability, which would harm our ability to retain customers and gain new ones, and materially impact our business and results of operations.

We rely upon a third party cloud computing service to support our operations, and any disruption of or interference with our use of such service or material change to our arrangement with this provider could adversely affect our business.

We currently host the vast majority of our computing on a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service, and have completed the migration of our product and services platform from Thomson Reuters to a third party cloud computing service.

We do not have control over the operations of the facilities of the third party cloud computing service that we use. These facilities are vulnerable to damage or interruption from natural disasters, cyber security attacks, including ransomware attacks, terrorist attacks, power losses, telecommunications failures, or other unanticipated problems which could result in lengthy interruptions to our operations. In the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These facilities could also be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our uninterrupted use of this third party cloud computing service is critical to our success. This, coupled with the fact that we cannot easily switch our cloud computing operations to another cloud provider, means that any disruption of or interference with our use of our current third party cloud computing service could disrupt our operations and our business would be adversely impacted.

Our third party cloud computing service provider provides us with their standard computing and storage capacity, service level agreements, and related support in exchange for timely payment by us under the terms of our agreement, which continues until terminated by either party. Such provider may terminate the agreement without cause by providing 90 days’ prior written notice, and may terminate the agreement with 30 days’ prior written notice for cause, including any material default or breach of the agreement by us that we do not cure within the 30-day period. If any of our arrangements with our third party cloud computing service provider are terminated, we could experience interruptions in our products and services, as well as delays and additional expenses in arranging new facilities and services.

Our third party cloud computing service provider does not have an obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements on commercially reasonable terms, our agreements are prematurely terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers increase the cost of their services, we may have to increase fees to our customers, and our operating results may be adversely impacted.

We may be unable to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions.

We seek to achieve our growth objectives by (i) optimizing our offerings to meet the needs of our customers through organic development, including by delivering integrated workflow platforms, cross-selling our products across our existing customer base, acquiring new customers and implementing operational efficiency initiatives, (ii) through acquisitions, joint ventures, investments and dispositions and (iii) through implementing our transformational strategy in connection with our merger with Churchill Capital Corp in 2019. If we are unable to successfully execute on our strategies to achieve our growth objectives or drive operational efficiencies, or if we experience higher than expected operating costs that cannot be adjusted accordingly, our growth rates and profitability could be adversely affected.

Acquisitions have not historically been a significant part of our growth strategy; however, going forward, we expect to evaluate and, where appropriate, opportunistically undertake acquisitions. To the extent that we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to our company from a commercial perspective. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may increase costs of acquisitions or cause us to refrain from making certain acquisitions. We may also be subject to increasing regulatory scrutiny from competition and antitrust authorities in connection with acquisitions. Achieving the expected returns and synergies from existing and future acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our Product Lines in an efficient and effective manner. We cannot assure you that we will be able to do so, or that our acquired businesses will perform at anticipated levels or that we will be able to obtain these synergies. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.

In addition, we may incur earn-out and contingent consideration payments in connection with future acquisitions, which could result in a higher than expected impact on our future earnings. We may also finance future transactions through debt financing, including significant draws on our revolving credit facility or use of any incremental capacity under our term loan facility, the issuance of our ordinary shares, the use of existing cash, or any combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flows to principal and interest payments and could subject us to restrictive covenants. Future acquisitions financed with our own cash could further deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations.

We may also decide from time to time to dispose of assets or Product Lines that are no longer aligned with strategic objectives and we deem to be non-core. Once a decision to divest has been made, there can be no assurance that a transaction will occur, or if a transaction does occur, there can be no assurance as to the potential value created by the transaction. The process of exploring strategic alternatives or selling a business could negatively impact customer decision-making and cause uncertainty and negatively impact our ability to attract, retain and motivate key employees. In addition, we expend costs and management resources to complete divestitures. Any failures or delays in completing divestitures could have an adverse effect on our financial results and on our ability to execute our strategy.

The international scope of our operations may expose us to increased risk, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. Our international operations are subject to the following risks, among others:

•	political instability;

•	international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•	differing economic cycles and adverse economic conditions;

•	unexpected changes in regulatory environments and government interference in the economy;

•	changes to economic sanctions laws and regulations, including regulatory exemptions that currently authorize certain of our limited dealings involving sanctioned countries;

•	varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•	differing labor regulations, particularly in India where we have a significant number of employees;

•	foreign exchange controls and restrictions on repatriation of funds;

•	fluctuations in currency exchange rates;

•	inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•	insufficient protection against product piracy and differing protections for IP rights;

•	varying attitudes towards censorship and the treatment of information service providers by foreign governments, in particular in emerging markets;

•	difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•	differing business practices, which may require us to enter into agreements that include non-standard terms; and

•	difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.

The spread of COVID-19 has created a global public health crisis and precautionary measures, such as “stay-at-home orders,” have been instituted by governments to mitigate its spread. In response to the crisis, our workforce has transitioned to a remote working arrangement with limited impact to our operations. However, the potential impact of the virus and the widespread adoption of these precautionary measures have resulted in general deterioration in business, economic, and market conditions that could affect our customers. This unprecedented environment may negatively impact our customers’ liquidity and their ability to make timely payments. This environment may also impact our third-party service providers’ businesses and operations. A prolonged pandemic and delayed recovery could reduce or delay our ability to generate new subscription revenues or transactional revenues. As the impact of COVID-19 is an evolving situation, we continue to evaluate the impact on our business, our customer base and the demand for our products and services.

We have expanded our presence in a number of major regions, including China, and any future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business. In particular, we may have access to fewer business opportunities and our operations in that region may be negatively impacted.

As a result of the international scope of our operations and our corporate and financing structure, we are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in or to the interpretation of the tax laws or tax treaties of the countries in which we operate may adversely affect the manner in which we have structured our business operations and legal entity structure to efficiently realize income or capital gains and mitigate withholding taxes, and may also subject us to tax and return filing obligations in such countries that do not currently apply to us. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Congress, the UK Government, the Organization for Economic Co-operation and Development (the “OECD”), and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. Also, within the EU, the European Council Directive 2016/1164 (Anti-Tax Avoidance Directive (“ATAD”)) and Directive 2017/952 (“ATAD II”) required EU member states to transpose certain measures affecting multinational corporations into national legislation by December 31, 2019. Further, the introduction of a digital services tax, (such as the United Kingdom digital services tax introduced with effect from April 1, 2020) may increase our tax burden which and could adversely affect our business, financial condition and results of operations.

Finally, the international scope of our business operations subjects us to multiple overlapping tax regimes that can make it difficult to determine what our obligations are in particular situations. For example, we have been advised that we should be able to deliver the Merger Shares, consistent with our obligations under the Sponsor Agreement, to the recipients thereof without withholding for U.K. employment and related taxes. However, it is possible that Her Majesty’s Revenue and Customs (“HMRC”) could dispute our position and proceed against us for the amount of such taxes, which could be significant and, if sustained, could adversely affect our cash flows and financial position. Although we believe we would ultimately prevail in any such a proceeding, there can be no assurance that we would not be required to pay a significant amount in settlement of any such a claim brought by HMRC.

Our international operations require us to comply with various trade restrictions, such as sanctions and export controls.

We are subject to various trade restrictions, including trade and economic sanctions and export controls (collectively, “Trade Controls”), imposed by governments around the world with jurisdiction over our operations. Such Trade Controls prohibit or restrict transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. Our failure to successfully comply with applicable Trade Controls may expose us to legal, business or reputational harm, possibly including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts and other measures. Investigations of alleged violations can be expensive and disruptive.

As part of our business, we engage in limited sales and transactions involving certain countries that are targets of Trade Controls. We believe that such sales and transactions are authorized by applicable regulatory exemptions. Under the informational materials exemption to the U.S. economic sanction programs, we are permitted to make certain sales to Iran, Cuba and Syria.

We endeavor to conduct our activities in compliance with applicable Trade Controls and maintain policies and procedures reasonably designed to promote compliance. However, we cannot guarantee that our policies and procedures will be effective in preventing violations, which could adversely affect our business, reputation, financial condition and results of operations. Further, we cannot predict the nature, scope or effect of future regulatory requirements, including changes that may affect existing regulatory exceptions, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted.

Our failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact our reputation and results of operations.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (“UK Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The FCPA, the UK Bribery Act and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The UK Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we deal with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the UK Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, including agents, for which we may be held responsible, and any such violation could adversely affect our reputation, business, financial condition and results of operations.

Brexit may have a negative effect on global economic conditions, financial markets and our business.

We have material business operations in Europe, and our headquarters is in the United Kingdom which is currently undergoing the process of “Brexit”, or withdrawal from the European Union. Although we generated only approximately 4.4% of our revenues in the United Kingdom for the year ended December 31, 2019, Brexit-related developments and the potential consequences of them, have had and may continue to have a material adverse effect upon global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate, including financial laws and regulations, tax and free trade agreements, tax and customs laws, intellectual property rights, environmental, health and safety laws and regulations, immigration laws, employment laws and transport laws could increase costs, depress economic activity, restrict our access to capital, impair our ability to attract and retain qualified personnel and have other adverse consequences. If the United Kingdom and the European Union are unable to negotiate acceptable withdrawal terms, barrier-free access between the United Kingdom and other European Union member states or among the European economic area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our ordinary shares.

If governments or their agencies reduce their demand for our products or services or discontinue or curtail their funding, our business may suffer. Moreover, if we fail to comply with government contracting regulations, we could suffer a loss of revenues or incur price adjustments or other penalties.

The principal customers for certain of the products and services offered by our Web of Science Product Line are universities and government agencies, which fund purchases of these products and services from limited budgets that are sensitive to changes in private and governmental sources of funding. Recession, economic uncertainty or austerity have contributed, and may in the future contribute, to reductions in spending by such sources. Accordingly, any further decreases in budgets of universities or government agencies, which have remained under pressure, or changes in the spending patterns of private or governmental sources that fund academic institutions, are likely to adversely affect our results of operations.

In addition, we are subject to government procurement and contracting regulations, including the Federal Acquisition Regulation (the “FAR”). The FAR governs U.S. government contract pricing, including the establishment of fixed prices and labor categories/fixed hourly rates for the performance of certain of our U.S. government contracts. Under the FAR, certain contract pricing may be subject to change. Additionally, under the FAR, the U.S. government is entitled, after final payment on certain negotiated contracts, to examine our cost records with respect to such contracts and to seek a downward adjustment to the price of the contract if it determines that we failed to furnish complete, accurate and current cost or pricing data in connection with the negotiation of the price of the contract.

In connection with our U.S. government contracts, we are also subject to government inquiries, audits and review of our performance under contracts, our related cost structure and compliance with applicable laws, regulations and standards. The U.S. government contracting entity may also review the adequacy of and our compliance with our internal policies, procedures and internal controls. The U.S. government contracting party may modify, curtail or terminate its contracts and subcontracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changing U.S. priorities or due to other reasons. Further, as a U.S. government contractor, we are subject to U.S. government inquiries, investigations, legal actions and liabilities that would not apply to a non-U.S. government contractor. In certain circumstances, if we do not comply with the terms of a contract or with regulations or statutes, our U.S. government contracts could be terminated, we could be subject to downward contract price adjustments or refund obligations, we could be assessed civil or criminal penalties (including under the False Claims Act) or we could be debarred or suspended from obtaining future contracts with the U.S. government for a specified period of time. Any such termination, adjustment, sanction, debarment or suspension could have an adverse effect on our business. We also could suffer reputational harm if allegations of impropriety were made against us, even if such allegations are later determined to be false.

Our collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.

In the ordinary course of business, we collect, store, use and transmit certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations that we are subject to often vary significantly by jurisdiction.

For example, the new EU-wide General Data Protection Regulation (“GDPR”) became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for noncompliance, including where we act as a data processor. Although we have executed intracompany “Standard Contractual Clauses” in compliance with the GDPR, which allow for the transfer of personal data from the EU to other jurisdictions (including the United States), data security and data protection laws and regulations are continuously evolving. There are currently a number of legal challenges to the validity of EU mechanisms for adequate data transfers (such as the Privacy Shield Framework and the Standard Contractual Clauses), and our work could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts. Brexit may also mean that we are required to take additional steps to ensure that data flows from EU members states to the United Kingdom are not disrupted and remain permissible after the exit date.

In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EU, marketing is defined broadly to include any promotional material and the rules specifically on e-marketing are currently set out in the ePrivacy Directive which will be replaced by a new ePrivacy Regulation. While no official time frame has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2021. We are likely to be required to expend further capital and other resources to ensure compliance with these changing laws and regulations.

The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain EU regulators have issued guidance (including UK and French data protection regulators) on the requirement to seek strict opt-in, unbundled consent to use all nonessential cookies. We will need to make changes to our cookies notice to meet these requirements but we do not anticipate that the new regulation will significantly adversely affect us.

In addition, California has enacted the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA requires new disclosures to California consumers, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, and affords California consumers new abilities to opt out of certain disclosures of personal information. It remains unclear what, if any, regulations will be implemented pursuant to the law or how it will be interpreted. However, as passed, the effects of the CCPA potentially are significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply.

Although we have implemented policies and procedures that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data.

Actions by governments that restrict access to our platform in their countries could substantially harm our business and financial results.

Governments of one or more countries in which we operate from time to time seek to censor the Internet, restrict access to selected foreign websites from their country, or otherwise impose restrictions if they consider such information or the provision thereof is in violation of their laws or regulations.

Governmental authorities in other countries may seek to restrict user access to our products if they consider us to be in violation of their laws or for other reasons. In the event that the information and analytics provided on our platform is subject to censorship, or any governmental authorities restrict access to our products, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face restrictions, our ability to maintain or expand our geographical markets may be adversely affected, and our business operations and financial results could be adversely affected.

We may face IP infringement claims that could be costly to defend and result in our loss of significant rights.

From time to time, we may receive notices from third parties claiming infringement by our products and services of third-party patent and other IP rights. As the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe on such party’s IP rights. In addition, there is a growing occurrence of patent suits being brought by non-practicing organizations that use patents to generate revenues without manufacturing, promoting or marketing products or investing in R&D in bringing products to markets. These organizations continue to be active and target whole industries as defendants. We may not prevail in any such suit given the complex technical issues and inherent uncertainties in IP litigation. If an infringement suit against us is successful, we may be required to compensate the third party bringing the suit either by paying a lump sum or ongoing license fees to be able to continue selling a particular product or service. This type of compensation could be significant. We might also be prevented or enjoined by a court from continuing to provide the affected product or service and may be forced to significantly increase our development efforts and resources to redesign such product or service. We may also be required to defend or indemnify any customers, partners or agents who have been sued for allegedly infringing a third party’s patent in connection with using one of our products or services. Responding to IP claims, regardless of the validity, can be time-consuming for our personnel and management, result in costly litigation, cause product shipment delays, cause unavailability of our products or services delivered electronically and harm our reputation, any of which could adversely affect our results of operations.

We operate in a litigious environment which may adversely affect our financial results.

We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and could have a material adverse effect on our financial position and results of operations.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

Based on the results of the annual impairment test as of October 1, 2019, the fair values of our reporting units exceeded the individual reporting unit’s carrying value, and goodwill was not impaired. We did not identify any impairment triggers as of December 31, 2019, except for the sale of the Brand Protection, AntiPiracy and AntiFraud solutions of the MarkMonitor Product Line. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for further information.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with the annual report that we file for the fiscal year ended December 31, 2020. Pursuant to Section 404, once we are no longer an “emerging growth company,” we will also be required to include with such annual report an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. At such time, our independent registered public accounting firm may issue a report that is adverse in the event, in their opinion, the Company has not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our ordinary shares.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of Clarivate shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

We have and will continue to have high levels of indebtedness and our relatively large fixed costs magnify the impact of revenues fluctuations on our operating results.

We had approximately $1,956,850 of indebtedness as of March 31, 2020, primarily consisting of $1,256,850 outstanding under our term loan facility and $700,000 outstanding under our secured notes due 2026. No amounts were outstanding under our $250,000 revolving credit facility as of March 31, 2020. These notes and initial credit facilities were originally entered into in October 2019. We used net proceeds from the sale of our secured notes due 2026, together with initial proceeds from our credit facilities to, among other things, redeem our prior 7.875% senior notes due 2024, refinance all amounts under our prior credit facilities, fund the termination of the tax receivable agreement and pay fees and expenses related to the foregoing. In addition, we incurred an incremental $360,000 of term loans under our term loan facility in connection with the DRG acquisition.

Because borrowings under our term loan facility bear interest at variable rates, any increase in interest rates on debt that we have not fixed using interest rate hedges will increase our interest expense, reduce our cash flow or increase the cost of future borrowings or refinancings. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenues fluctuations on our operating results. As a result, a decline in our revenues may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenues. If actual revenues are below management’s expectations, or if our expenses increase before revenues do, both revenues less transaction-based expenses and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our ordinary shares may be adversely affected.

A downgrade to our credit ratings would increase our cost of borrowing and adversely affect our ability to access the capital markets.

Our cost of borrowing under our credit facilities and our ability and the terms under which we may access the credit markets are affected by credit ratings assigned to us by the major credit rating agencies. These ratings are premised on our performance under assorted financial metrics and other measures of financial strength, business and financial risk, industry conditions, timeliness of financial reporting, and other factors determined by the credit rating agencies. Our current ratings have served to lower our borrowing costs and facilitate access to a variety of lenders. However, there can be no assurance that our credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics and factors caused by our operating results or by actions that we take, that reduce our profitability, or that require us to incur additional indebtedness for items such as substantial acquisitions, significant increases in costs and capital spending in security and IT systems, significant costs related to settlements of litigation or regulatory requirements, or by returning excess cash to shareholders through dividends. A downgrade of our credit ratings would increase our cost of borrowing, negatively affect our ability to access the capital markets on advantageous terms, or at all, negatively affect the trading price of our securities, and have a significant negative impact on our business, financial condition, and results of operations.

We are a holding company that depends on cash flow from our subsidiaries to meet our obligations, and any restrictions on our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on our results of operations and financial condition.

As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. In addition, repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

Our articles of association contain anti-takeover provisions that could adversely affect the rights of our shareholders.

Our articles of association contain provisions to limit the ability of others to acquire control of our Company or cause us to engage in change of control transactions, including, among other things:

•	provisions that authorize our board of directors, without action by our shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by our board of directors;

•	provisions that permit only a majority of our board of directors or one or more of our shareholders who together hold at least 10% of the voting rights of our shareholders to call shareholder meetings;

•	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; provided, however, such advance notice procedure will not apply to Onex, Baring or Jerre Stead or his successor (as the “Designated Shareholder” under the Director Nomination Agreement entered into in connection with our merger with Churchill Capital Corp) for so long as such person is entitled to nominate one or more members of our board of directors pursuant to our Shareholders Agreement or the Director Nomination Agreement; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual general meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

If a U.S. person is treated as owning at least 10% of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “United States shareholder” with respect to us or to any of our subsidiaries that constitute a “controlled foreign corporation” (in each case, as such terms are defined under the Internal Revenue Code of 1986, as amended (the “Code”)). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by controlled foreign corporations, whether or not we make any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries are controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. We also cannot guarantee that we will furnish to United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in us. The risk of being subject to increased taxation may deter our current shareholders from increasing their investment in us and others from investing in us, which could impact the demand for, and value of, our ordinary shares.

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. investors may suffer adverse tax consequences.

If 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a U.S. investor does not make an election to treat us as a qualified electing fund (“QEF”) or a “mark-to-market” election, “excess distributions” to a U.S. investor, and any gain recognized by a U.S. investor on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and, to the extent that they constituted excess distributions, certain “interest” charges may apply. In addition, gains on the sale of our shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status.

Based on the current composition of our income and assets, we do not believe that we were a PFIC in 2019, and do not currently expect to become a PFIC in the future. However, because the PFIC asset and income tests are applied on an annual basis, there can be no assurance that we will not be a PFIC in the current taxable year or any future taxable year. If we do become a PFIC in the future, U.S. investors who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. investors who made a timely QEF election or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable you to make a QEF election. Accordingly, our investors are urged to consult their tax advisors regarding the application of PFIC rules.

Future resales of our ordinary shares and/or warrants may cause the market price of our securities to drop significantly, even if our business is doing well.

Onex, Baring and other parties have been granted rights pursuant to the registration rights agreement to require us to register, in certain circumstances, the resale under the Securities Act of ordinary shares of us or warrants held by them, subject to certain conditions. The sale or possibility of sale of these ordinary shares and/or warrants could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our ordinary shares and/or warrants.

We may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Clarivate’s ordinary shares.

As of March 31, 2020 we had private warrants outstanding to purchase an aggregate of 18,300,000 ordinary shares. In addition, certain of our current and former employees and service providers hold options to purchase ordinary shares pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan. Pursuant to this plan, Clarivate may issue an aggregate of up to 60,000,000 ordinary shares, which amount may be subject to increase from time to time. Clarivate may also issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Our issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding ordinary share may be diminished; and

•	the market price of our ordinary shares may decline.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your ordinary shares. You will likely experience further dilution if we issue ordinary shares in future offerings, including financing transactions, or upon exercise of options or vesting of other equity awards.

The public offering price in this offering will be substantially higher than the net tangible book value per share of our ordinary shares. Investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing ordinary shares in this offering are expected to incur immediate dilution of $27.30 per share, assuming a public offering price of  $22.89 (the last reported sale price of our ordinary shares on NYSE on May 29, 2020). To the extent outstanding warrants or options are exercised or other equity awards vest, there will be further dilution to new investors. As a result of the dilution to investors purchasing ordinary shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.

We are incorporated under Jersey law. The rights of holders of ordinary shares are governed by Jersey law, including the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.

It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert Securities law claims outside of the United States.

A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of Share Capital — Enforcement of Civil Liabilities.” Additionally, it may be difficult to assert Securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a Securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

Uncertainty relating to the likely phasing out of LIBOR by 2021 may result in our paying increased interest under our credit facilities.

In July 2017, the U.K. Financial Conduct Authority, which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. As a result, the continuation of LIBOR on its current basis is not guaranteed after 2021, and currently it appears highly likely that LIBOR will be discontinued or substantially modified by 2021.

Borrowings under our credit facilities bear interest at rates determined using LIBOR as the reference rate. At this time, it is not possible to predict the effect that any discontinuance, modification or other reform of LIBOR or any other reference rate, or the establishment of alternative reference rates, may have on LIBOR, other benchmarks, or LIBOR-based debt instruments such as our credit facilities. However, the use of alternative reference rates or other reforms could cause the interest rates payable under our credit facilities to be substantially higher than we would otherwise have expected.

Our actual results of operations may differ materially from the unaudited pro forma financial data included in this prospectus.

The unaudited pro forma financial data included in this prospectus is not necessarily indicative of what our actual results of operations would have been for the year ended December 31, 2019 and the three months ended March 31, 2020 had the DRG acquisition been completed on the date indicated, nor are they necessarily indicative of future results of operations for any future period. The unaudited pro forma financial data has been derived from our audited and unaudited financial statements and DRG’s audited financial statements and accounting records, and reflects assumptions and adjustments that are based upon estimates that are subject to change. The purchase price allocation for the DRG acquisition as of the closing date of February 28, 2020 is preliminary and may change upon completion of the determination of the fair value of assets acquired and liabilities assumed, and the final purchase price allocation may be different from that reflected in the pro forma purchase price allocation presented in this prospectus. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus, and other factors not presented in such unaudited pro forma financial data may adversely affect our financial condition or results of operations.

We have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively, may use them in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of the offering received by us for general corporate purposes. See “Use of Proceeds.” Consequently, our board of directors and management will have broad discretion over the use of the net proceeds we receive in this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering that we receive. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our ordinary shares. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.